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                                                                    EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 17, 1996 relating to the consolidated financial statements of Documentum, Inc., which appears on page F-1 of Documentum, Inc.'s Prospectus dated February 5, 1996 filed pursuant to Rule 424(b) of the Securities Act of 1933. We also consent to the application of such report to the Financial Statement Schedule for the three years ended December 31, 1995 listed under Item 16(b) of the Prospectus when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule.



PRICE WATERHOUSE LLP
San Jose, California
July 23, 1996